Consolidated Financial Statements

For the years ended

December 31, 2017 and 2016

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of CGX Energy Inc. (the "Company") are the responsibility of the management and Board of Directors of the Company.

The consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with International Financial Reporting Standards (“IFRS”). When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgements. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects.

The Company maintains systems of internal controls that are designed by management to provide reasonable assurance that its assets are safeguarded from loss or unauthorized use and to produce reliable accounting records for financial reporting purposes.

The Board of Directors is responsible for reviewing and approving the audited consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the audited consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the audited consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

Toronto, Canada
April 6, 2018

“Suresh Narine”	“Tralisa Maraj”

Suresh Narine	Tralisa Maraj
Executive Chairman and Executive Director	Chief Financial Officer
(Guyana)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of CGX Energy Inc.

We have audited the accompanying consolidated financial statements of CGX Energy Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2017 and 2016, and the consolidated statements of comprehensive loss, consolidated statements of changes in equity (deficit) and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CGX Energy Inc. and its subsidiaries as at December 31, 2017 and 2016, and their financial performance and cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter
Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company had continuing losses during the year ended December 31, 2017 and a negative working capital as at December 31, 2017. These conditions along with other matters set forth in Note 1 indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

UHY McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants

TORONTO, Canada
April 6, 2018

CGX Energy Inc.
Consolidated Statements of Financial Position
(US$’s)

As at December 31,		2017		2016
	$		$
Assets
Current assets
Cash and cash equivalents (note 6)		416,676		523,445
Trade receivables and other assets (note 7)		47,315		78,927
Total current assets		463,991		602,372

Property, plant and equipment (note 8)		7,125,280		7,109,246
Exploration and evaluation expenditures (note 9)		25,440,922		23,281,533
Total assets		33,030,193		30,993,151

Liabilities
Current liabilities
Trade and other payables (notes 9, 10 and 11)		32,290,361		30,370,165
Loans from related party (note 10)		15,038,325		9,350,146
Debentures from related party (note 10)		1,664,397		1,585,140
Total current liabilities		48,993,083		41,305,451
Shareholders’ deficiency
Share capital (note 13)		257,864,691		257,864,691
Reserve for share based payments (note 14)		21,708,131		21,651,131
Deficit		(295,535,712)		(289,828,122)
Total shareholders’ deficiency		(15,962,890)		(10,312,300)
Total liabilities and shareholders’ deficiency		33,030,193		30,993,151

Nature of operations and going concern uncertainty (note 1)
Commitments and contingencies (notes 8, 9, 10 and 18)
Subsequent events (notes 10, 18 and 19)

Approved on behalf of the Board of Directors on April 6, 2018:

(“Signed” Erik Lyngberg)		(“Signed” Dennis Mills)
	, Director		, Director
Erik Lyngberg		Dennis Mills

The accompanying notes are an integral part of these consolidated financial statements.

CGX Energy Inc.
Consolidated Statements of Comprehensive Loss
(US$’s)

Year ended December 31,		2017		2016
	$		$
Operating expenses
General and administrative (notes 8 and 10)		771,448		1,021,189
Management and consulting (note 10)		1,531,630		1,240,418
Interest expense (notes 9 and 10)		2,763,493		2,495,781
Professional fees		91,316		153,248
Share based payments (notes 13 and 14)		57,000		-
Shareholder information		59,250		48,107
Foreign exchange loss		433,453		160,179
		5,707,590		5,118,922
Interest income		-		(981)
Gain on revaluation of warrant liability (note 12)		-		(100,000)
Net loss and comprehensive loss		5,707,590		5,017,941

Basic and diluted net loss per share		0.05		0.05

Weighted average number of shares (000’s) – basic and diluted		110,388		109,937

The accompanying notes are an integral part of these consolidated financial statements.

CGX Energy Inc.
Consolidated Statements of Changes in Equity (Deficit)
(US$’s)

	Share Capital		Reserves
	Number of		Share
	Shares	Amount	based	Deficit	Total
Balance at December 31, 2015	93,865,533	$252,364,691	$27,151,131	$(284,810,181)	$(5,294,359)
Shares issued for contract cancellation fees (note 9)	16,522,500	5,500,000	(5,500,000)	-	-
Net loss and comprehensive loss for the year	-	-	-	(5,017,941)	(5,017,941)

Balance at December 31, 2016	110,388,033	$257,864,691	$21,651,131	$(289,828,122)	$(10,312,300)

Share based payments	-	-	57,000	-	57,000
Net loss and comprehensive loss for the year	-	-	-	(5,707,590)	(5,707,590)
Balance at December 31, 2017	110,388,033	$257,864,691	$21,708,131	$(295,535,712)	$(15,962,890)

The accompanying notes are an integral part of these consolidated financial statements.

CGX Energy Inc.
Consolidated Statements of Cash Flow
(US$’s)

Years ended December 31,		2017		2016
Operations	$		$

Net loss for the year		(5,707,590)		(5,017,941)
Adjustments to reconcile net loss for the year to cash flow from operating activities:
Unrealized foreign exchange loss		433,453		160,179
Amortization		37,858		48,667
Interest accretion on trade and other payables, loans and debentures payable to related party		2,767,787		2,502,227
Share based payments		57,000		-
Gain on revaluation of warrant liability		-		(100,000)
Net change in non-cash working capital items:
Trade receivables and other assets		31,612		(7,245)
Trade and other payables		675,549		(465,847)
Cash flow used in operating activities		(1,704,331)		(2,879,960)
Financing
Proceeds from loans from related party		4,637,760		3,070,189
Cash flow provided from financing activities		4,637,760		3,070,189
Investing
Purchases of exploration and evaluation expenditures		(3,000,742)		(1,365,429)
Net (payments) proceeds of property, plant and equipment		(53,892)		67,968
Cash flow used in investing activities		(3,054,634)		(1,297,461)
Net decrease in cash and cash equivalents		(121,205)		(1,107,232)
Effect of exchange rate changes on cash held in foreign currencies		14,436		13,124
Cash and cash equivalents at beginning of year		523,445		1,617,553
Cash and cash equivalents at end of year		416,676		523,445

Supplementary Information
Interest paid		-		-
Income tax paid		-		-

The accompanying notes are an integral part of these consolidated financial statements.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

General

CGX Energy Inc. (“CGX” or the “Company”) is incorporated under the laws of Ontario. The Company’s head office is located at 333 Bay Street, Suite 1100, Toronto, Ontario, M5H 2R2. Its principal business activity is petroleum and natural gas exploration offshore Guyana, South America.

1.	Nature of Operations and Going Concern Uncertainty

The Company is in the process of exploring and evaluating petroleum and natural gas properties in the Guyana Suriname basin in South America. The business of petroleum and natural gas exploration involves a high degree of risk and there can be no assurance that the Company’s exploration programs will result in profitable operations. The amounts shown as exploration and evaluation expenditures include acquisition costs and are net of any impairment charges to date; these amounts are not necessarily representative of present or future cash flows. The recoverability of the Company’s exploration and evaluation expenditures is dependent upon the discovery of economically recoverable petroleum and natural gas reserves; securing and maintaining title and beneficial interest in the properties; the ability to obtain the necessary financing to complete exploration, development and construction of processing facilities; obtaining certain government approvals and attaining profitable production or alternatively, upon the Company’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

The Company has a history of operating losses and as at December 31, 2017 had an excess of current liabilities over current assets of $48,529,092 (2016 - $40,703,079) and an accumulated deficit of $295,535,712 (2016 - $289,828,122). The ability of the Company to continue as a going concern is dependent on securing additional required financing through issuing additional equity or debt instruments, the sale of Company assets, or obtaining payments associated with a joint venture farm-out. As a result and given the Company’s capital commitment requirements under the Company’s Petroleum Production Licences (“PPLs”) outlined in note 9, the Company does not have sufficient cash flow to meet its operating requirements for the 12 month period from the statement of financial position date. While the Company has been successful in raising financing in the past and believes in the viability of its strategy and that the actions presently being taken provide the best opportunity for the Company to continue as a going concern, there can be no assurances to that effect. As a result there exist material uncertainties which cast significant doubt as to the Company’s ability to continue as a going concern.

Although the Company has taken steps to verify title to the licences on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such licences, these procedures do not guarantee the Company's title. Licence title may be subject to government licensing requirements or regulations, unregistered prior agreements, unregistered claims, aboriginal claims, and non-compliance with regulatory, environmental and social requirements.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profitable levels of operations.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

2.	Basis of Preparation

2.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized by the Board of Directors of the Company on April 6, 2018.

2.2	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3.

2.3	Use of management estimates, judgments and measurement uncertainty

The preparation of these consolidated financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting years. Such estimates primarily relate to unsettled transactions and events as at the date of the consolidated financial statements. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to the valuation of exploration and evaluation expenditures and property, plant and equipment (“PP&E”), warrant liability, deferred income tax amounts, determination of cash generating units and impairment testing, functional currency and the valulation of share–based payments. Significant estimates and judgments made by management in the preparation of these consolidated financial statements are outlined below:

Exploration and evaluation (“E&E”) expenditures (Note 9)

The application of the Company’s accounting policy for exploration and evaluation expenditures requires judgement to determine whether it is probable that future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage which permits a reasonable assessment of the existence of reserves. The determination of reserves and resources is itself an estimation process that requires varying degrees of uncertainty depending on how the resources are classified. These estimates directly impact when the Company defers exploration and evaluation expenditures. The deferral policy requires management to make certain estimates and assumptions as to future events and circumstances; in particular, whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available. If, after expenditure is capitalised, information becomes available suggesting that the recovery of the expenditure is unlikely, the relevant capitalised amount is written off in profit or loss in the period when the new information becomes available.

Valuation of share based payments and warrant liability

The Black-Scholes option pricing model is used to determine the fair value for the share based payments and warrant liability and utilizes subjective assumptions such as expected price volatility and expected life of the option or warrant. Discrepancies in these input assumptions can significantly affect the fair value estimate.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

2.	Basis of Preparation (continued)

2.3	Use of management estimates, judgments and measurement uncertainty (continued)

Cash generating units and impairment testing

Cash generating units (“CGU’s”) are identified to be the major producing fields, the lowest level at which there are identifiable cash inflows that are largely independent of cash inflows of other groups of assets. The determination of CGUs requires judgment in defining a group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. CGUs are determined by similar geological structure, shared infrastructure, geographical proximity, commodity type, similar exposure to market risks and materiality.

The Company prepares and reviews separate detailed budgets and forecast calculations for each of the CGUs. Impairment assessment is generally carried out separately for each CGU based on cash flow forecasts calculated based on proven reserves for each CGU (value in use).

Functional currency

The determination of the Company's functional currency requires analyzing facts that are considered primary factors, and if the result is not conclusive, the secondary factors. The analysis requires the Company to apply significant judgment since primary and secondary factors may be mixed. In determining its functional currency the Company analyzed both the primary and secondary factors, including the currency of the Company's operating costs in Canada, United States and Guyana, and sources of financing.

Income taxes

The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made.

3.	Summary of Significant Accounting Policies

3.1	Basis of consolidation

The consolidated financial statements include the financial statements of the Company together with its wholly owned subsidiaries CGX Resources Inc., a Bahamian registered company (“CGX Resources”), GCIE Holdings Limited, a Barbados registered company, CGX Energy Management Corp., a US registered company, as well as its 62% interest in ON Energy Inc., a Guyana registered company (“ON Energy”).

Subsidiaries consist of entities over which the Company is expected to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive loss from the effective date of acquisition or up to the effective date of disposal, as appropriate.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.1	Basis of consolidation (continued)

All inter-Company and intra-Company transactions, balances, income and expenses are eliminated in full on consolidation.

Non–controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein. Non–controlling interests consist of the amount of those interests at the date of the original business combination and the non–controlling interests’ share of changes in equity since the date of the combination. Losses applicable to the non–controlling interests in excess of the Company’s interest in the subsidiary’s equity are allocated against the interests of the Company except to the extent that the non–controlling interests have a binding obligation and are able to make an additional investment to cover the losses. As at December 31, 2017 and 2016, the non–controlling interests were immaterial and recorded as $Nil.

3.2	Exploration and evaluation expenditures

All licence acquisition, exploration and appraisal costs of technical services and studies, seismic acquisition, exploratory drilling and testing are initially capitalized by well, field, unit of account or specific exploration unit as appropriate. Expenditures directly associated with an exploration well are capitalized as exploration and evaluation assets until the drilling of the well is complete and the results have been evaluated. These costs include material and fuel used, rig costs and payments made to contractors. If no commercial reserves are found, the exploration asset is written off as dry hole expense. Expenditures incurred during the various exploration and appraisal phases, excluding dry hole costs, are carried forward until the existence of commercial reserves and when the technical feasibility and commercial viability are demonstrable and approved by the regulator. If commercial reserves have been discovered and technical feasibility and commercial viability are demonstrable, the carrying value of the exploration and evaluation assets, after any impairment loss, is reclassified as oil and gas properties. If technical feasibility and commercial viability cannot be demonstrated upon completion of the exploration phase, the carrying value of the exploration and evaluation costs incurred are expensed in the period this determination is made.

Exploration and evaluation assets are tested for impairment when indicators of impairment are present and when exploration and evaluation assets are transferred to oil and gas properties. The Company has determined the level for assessing for impairment at the CGU level. The determination of CGUs requires judgment in defining a group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. CGUs are determined by similar geological structure, shared infrastructure, geographical proximity, commodity type, similar exposure to market risks and materiality.

3.3	Decommissioning, restoration and similar liabilities (“Asset retirement obligation” or “ARO”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of petroleum and natural gas and PP&E, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding amount is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using either the unit–of– production method or the straight–line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the current market–based discount rate, amount or timing of the underlying cash flows needed to settle the obligation.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.4	Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options, in the weighted average number of common shares outstanding during the year, if dilutive. The Company uses the “treasury stock method” where assumed proceeds upon the exercise of the options and warrants that are used to purchase common shares at the average market price during the year. During the years ended December 31, 2017 and 2016 all the outstanding stock options, warrants and convertible debentures were antidilutive.

3.5	Share based payments

Employees (including directors, officers and senior executives) of the Company receive a portion of their remuneration in the form of share–based payment transactions, whereby employees render services as consideration for equity instruments (“equity–settled transactions”).

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share– based payment.

The costs of equity–settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity–settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense is recognized for equity–settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share option reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity–settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share–based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Any dilutive effect of outstanding options is reflected as additional dilution in the computation of loss per share.

3.6	Property, plant and equipment

PP&E are stated at cost less accumulated amortization and accumulated impairment losses. The cost of an item of PP&E consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.6	Property, plant and equipment (continued)

Amortization is provided at rates calculated to write off the cost of PP&E, less their estimated residual value, using the declining balance method at the following rates:

Office, furniture and fixtures	20%
Vehicles	20%
Computer, software and equipment	30%

An item of PP&E is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of comprehensive income.

The Company conducts an annual assessment of the residual balances, useful lives and amortization methods being used for PP&E and any changes arising from the assessment are applied by the Company prospectively.

Where an item of PP&E comprises major components with different useful lives, the components are accounted for as separate items of PP&E. Expenditures incurred to replace a component of an item of PP&E that is accounted for separately, including major inspection and overhaul expenditures, are capitalized.

3.7	Taxation

Income tax expense represents the sum of tax currently payable and deferred tax.

Current income tax
Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

Deferred income tax
Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except:

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.7	Taxation (continued)

•

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the date of the statement of financial position.

Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

3.8	Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short term deposits with a remaining maturity of 90 days or less on the date of acquisition and which are readily convertible into a known amount of cash.

3.9	Financial assets

All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held–to–maturity, available–for–sale, loans–and-receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash equivalents are classified as FVTPL.

Financial assets classified as loans–and–receivables and held–to–maturity are measured at amortized cost. The Company’s cash and trade receivables and other assets are classified as loans–and-receivables, with the exception of marketable securities which are classified as FVTPL.

Financial assets classified as held–to–maturity are measured at amortized cost. At December 31, 2017 and 2016, the Company has not classified any financial assets as held–to–maturity.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.9	Financial assets (continued)

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

3.10	Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other–financial–liabilities.

Financial liabilities classified as other–financial–liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other–financial-liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables, loans from related party and debentures from related party are classified as other–financial–liabilities.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Fair value changes on financial liabilities classified as FVTPL are recognized through the statement of comprehensive income. At December 31, 2017 and 2016, the Company has classified warrant liability as FVTPL.

3.11	Impairment of assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Financial assets carried at amortized cost
If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss.

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.11	Impairment of assets (continued)

Financial assets carried at amortized cost (continued)

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

Long-lived assets
The carrying amounts of the Company’s long-term assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If an indication of impairment exists, then the asset’s recoverable amount is estimated.

E&E assets are also assessed for impairment when they are reclassified to PP&E, and if facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For the purpose of impairment testing, assets are grouped into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The recoverable amount of an asset or a CGU is the greater of its value in use and its fair value less costs to sell (“FVLCTS”).

Value in use is determined by estimating the present value of the pre-tax future net cash flows expected to be derived from the continued use of the asset or CGU. FVLCTS is based on available market information, where applicable. In the absence of such information, FVLCTS is determined using discounted future after tax net cash flows of proved plus probable reserves using forecast prices and costs.

E&E assets are allocated to related CGUs where they will be assessed for impairment upon their eventual reclassification to PP&E. E&E assets not reclassified to PP&E are assessed for impairment on an operating segment level.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in net income (loss) in the statement of comprehensive loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro-rata basis.

Impairment losses recognized in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depletion and depreciation or amortization, if no impairment loss had been recognized.

3.12	Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.12	Provisions (continued)

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre–tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

3.13	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence; related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

3.14	Foreign currency transactions

Functional and presentation currency

Items included in the financial statements of each of the Company’s consolidated entities are measured using the currency of the primary economic environment in which each entity operates (the “functional currency”). The functional currency of the Company and each of its subsidiaries is the US$. The consolidated financial statements are presented in US$, which is the Company’s presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of comprehensive loss.

Foreign-currency-denominated convertible loans and warrants that will be settled by the Company delivering a variable number of its shares for a fixed amount of foreign currency are classified as a financial liability. Changes in the fair value of the liability are recorded in profit or loss.

3.15	Revenue recognition

CGX recognizes interest revenue as earned on an accrual basis. Gain on marketable securities includes realized and unrealized gains and losses on marketable securities which are recorded at fair market value based on level 1 quoted market prices as at the statement of financial position date.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

3.	Summary of Significant Accounting Policies (continued)

3.16	New and revised standards and interpretations not yet adopted

New standards and interpretations to be adopted in future

As at the date of authorization of these Financial Statements, the IASB and IFRIC had issued the following new and revised Standards and Interpretations which are not yet effective for the relevant reporting periods and which the Company has not early adopted. However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company:

•

In July 2014 the IASB issued the final amendments to IFRS 9, Financial Instruments (“IFRS 9”) which provides guidance on the classification and measurement of financial assets and liabilities, impairment of financial assets, and general hedge accounting. The classification and measurement portion of the standard determines how financial assets and financial liabilities are accounted for in financial statements and, in particular, how they are measured on an ongoing basis. The amended IFRS 9 introduced a new, expected-loss impairment model that will require more timely recognition of expected credit losses. In addition, the amended IFRS 9 includes a substantially-reformed model for hedge accounting, with enhanced disclosures about risk management activity. The new standard is effective for annual periods beginning on or after January 1, 2018.

•

IFRS 15 Revenue from Contracts with Customers - IFRS 15, “Revenue from Contracts with Customers” (“IFRS 15”), was issued in May 2014 and will replace IAS 11, “Construction Contracts,” IAS 18, “Revenue Recognition,” IFRIC 13, “Customer Loyalty Programmes,” IFRIC 15, “Agreements for the Construction of Real Estate,” IFRIC 18, “Transfers of Assets from Customers,” and SIC-31, “Revenue – Barter Transactions Involving Advertising Services.” IFRS 15 provides a single, principle- based five-step model that will apply to all contracts with customers with limited exceptions, including, but not limited to, leases within the scope of IAS 17 and financial instruments and other contractual rights or obligations within the scope of IFRS 9 “Financial Instruments,” IFRS 10, “Consolidated Financial Statements” and IFRS 11, “Joint Arrangements.” In addition to the five-step model, the standard specifies how to account for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities. IFRS 15 is required for annual periods beginning on or after January 1, 2018.

•

IFRS 16 Leases (“IFRS 16”), sets out the principles for the recognition, measurement and disclosure of leases. IFRS 16 provides revised guidance on identifying a lease and for separating lease and non- lease components of a contract. IFRS 16 introduces a single accounting model for all lessees and requires a lessee to recognize right-of-use assets and lease liabilities for leases with terms of more than 12 months, unless the underlying asset is of low value. Under IFRS 16, lessor accounting for operating and finance leases will remain substantially unchanged. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for entities that apply IFRS 15.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

4.	Financial instruments

Fair value

The Company has designated its cash equivalents and marketable securities as fair value through profit and loss which are measured at fair value. Fair value of cash equivalents and marketable securities is determined based on transaction value and is categorized as a level one measurement. Trade receivables and other assets are classified for accounting purposes as loans and receivables, which are measured at amortized cost which approximates fair value.

Trade and other payables and loans payable from related party are classified for accounting purposes as other financial liabilities, which are measured at amortized cost which also approximates fair value. Warrant liability is classified for accounting purposes as fair value through profit and loss which is measured at fair value and is categorized as a level two measurement.

Fair value of trade and other receivables, trade and other payables and warrant liability are determined based on level three measurements:

•	Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level two includes inputs that are observable other than quoted prices included in level one.
•	Level three includes inputs that are not based on observable market data.

As at December 31, 2017, the carrying and fair value amounts of the Company's trade receivables and other assets, trade and other payables, loans payable from related party and debentures payable from related party are approximately equivalent due to the relatively short periods to maturity and the nature of these accounts. Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.

These estimates are subject to and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below:

i)	Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position:

a)

Cash and cash equivalents – Cash and cash equivalents are held mainly with major Canadian and American financial institutions in Canada and the United States and therefore the risk of loss is minimal. The Company keeps only a minimal amount of cash and cash equivalents in major Guyanese banks to pay only its current month activities.

b)	Trade receivables and other assets – The Company is exposed to credit risk attributable to customers or credits from vendors. The Company does not believe that this risk is significant. (See Note 7)

The Company’s maximum exposure to credit risk as at December 31, 2017 is the carrying value of cash and cash equivalents and trade receivables and other assets.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

4.	Financial instruments (continued)

ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities as they become due. As at December 31, 2017, the Company had a working capital deficiency of $48,529,092 (2016 - $40,703,079). In order to meet its working capital and property exploration expenditures, the Company must secure further financing to ensure that those obligations are properly discharged (See Note 1). There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of shares from the treasury of the Company, control of the Company may change and shareholders may suffer additional dilution. If adequate financing is not available, the Company may be required to delay, reduce the scope of, or eliminate one or more exploration activities or relinquish rights to certain of its interests.

iii)	Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, commodity prices and/or stock market movements (price risk).

a)	Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term nature of its monetary assets and liabilities. Cash not required in the short term is invested in short-term guaranteed investment certificates, as appropriate.

b)	Currency risk

The Company's exploration and evaluation activities are substantially denominated in US dollars. The Company's funds are predominantly kept in Canadian and US dollars, with major Canadian and US financial Institutions. As at December 31, 2017, the Company had approximately $200,000 (2016 - $300,000) in Canadian dollar denominated cash deposits.

5.	Sensitivity analysis

The Company's funds are mainly kept in Canadian and US dollars with major Canadian and US financial institutions. As at December 31, 2017, the Company’s exposure to foreign currency balances approximate as follows:

Account	Foreign Currency	Exposure
December 31,		2017	2016
Cash and cash equivalents	C $	$200,000	$300,000
Trade and other payables	C $	(400,000)	(200,000)
Loans from related party	C $	(8,800,000)	(8,300,000)
		$(9,000,000)	$(8,200,000)

Based on management’s knowledge and experience of the financial markets, the Company believes it is reasonably possible over a one year period that a change of 10% in foreign exchange rates would increase/decrease net loss for the year ended December 31, 2017 by $(900,000) (2016 - $(820,000)).

6.	Cash and cash equivalents

The balance of cash and cash equivalents at December 31, 2017, consisted of $391,676 (2016 - $451,955) on deposit with major financial institutions and $25,000 (2016 - $71,490) in short-term guaranteed investment certificates and fixed instruments with remaining maturities on the date of purchase of less than 90 days.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

7.	Trade receivables and other assets

The Company’s trade receivables and other assets arise from harmonized sales tax (“HST”) receivable, trade receivables and prepaid expenses. These are broken down as follows:

As at December 31,	2017	2016
Trade receivables	$3,955	$33,426
HST	18,573	10,203
Prepaid expenses	24,787	35,298
Total trade receivables and other assets	$47,315	$78,927

Below is an aged analysis of the Company’s trade receivables:

As at December 31,	2017	2016
1 – 30 days	$-	$29,471
Over 90 days	3,955	3,955
Total trade receivables	$3,955	$33,426

At December 31, 2017, the Company anticipates full recovery of these amounts receivable and therefore no additional allowance has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 4(i). The Company holds no collateral for any receivable amounts outstanding as at December 31, 2017.

8.	Property, plant and equipment

			Vehicles, office	Computer,
	Staging	Logistics	furniture and	software and
	Facility(1)	Yard(1)	fixtures	equipment	Total
Cost
As at December 31, 2015	$6,356,882	$686,111	$127,878	$539,637	$7,710,508
Net dispositions	(67,968)	-	-	-	(67,968)
As at December 31, 2016	$6,288,914	$686,111	$127,878	$539,637	$7,642,540
Net additions	2,892	-	51,000	-	53,892
As at December 31, 2017	$6,291,806	$686,111	$178,878	$539,637	$7,696,432
Accumulated amortization
As at December 31, 2015	$-	$-	$78,687	$405,940	$484,627
Amortization (2)	-	-	9,839	38,828	48,667
As at December 31, 2016	$-	$-	$88,526	$444,768	$533,294
Amortization (2)	-	-	10,421	27,437	37,858
As at December 31, 2017	$-	$-	$98,947	$472,205	$571,152
Net book value
As at December 31, 2016	$6,288,914	$686,111	$39,352	$94,869	$7,109,246
As at December 31, 2017	$6,291,806	$686,111	$79,931	$67,432	$7,125,280

Notes:	(1) No amortization has been recorded on these assets as they are still under construction.
(2) Amortization has been recorded within general and administrative expense in the statement of comprehensive loss.

The lands upon which the staging facility and the logistics yard are located are subject to an industrial lease of State land with the Commissioner of Lands and Surveys in Guyana. The term of the lease is for a period of 50 years commencing in 2010 with an option to renew for an additional 50 years. This land is subject to annual rental commitments relating to this lease.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

9.	Exploration and evaluation expenditures

	Corentyne	Berbice	Demerara	Total
Balance, December 31, 2015	$13,973,801	$520,000	$6,896,547	$21,390,348
Net additions	1,100,715	312,900	477,570	1,891,185
Balance, December 31, 2016	$15,074,516	$832,900	$7,374,117	$23,281,533
Net additions	1,015,580	253,832	889,977	2,159,389
Balance, December 31, 2017	$16,090,096	$1,086,732	$8,264,094	$25,440,922

As at December 31, 2017, the expenditures capitalized above include costs for licence acquisitions and maintenance of licences, general exploration, geological and geophysical consulting, surveys, 3D-seismic acquisition, processing and interpretation, and drill planning.

Corentyne PA, Guyana

The Company’s 100% owned subsidiary, CGX Resources Inc. (“CGX Resources”), was granted the Corentyne Petroleum Agreement ("PA") on June 24, 1998. On November 27, 2012, the Company was issued a new PA and Petroleum Prospecting Licence ("PPL") offshore Guyana. On December 15, 2017, the Company was issued an addendum to the November 27, 2012 PA ("Addendum I"). Under the terms of the Addendum I, the Company’s work commitments were modified and the Company relinquished 25% of the original contract area block. The table below outlines the commitments under the Addendum I:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Commence planning to drill 1 exploration well (Commenced)	Nov 27, 2016 - Nov 27, 2017
- At the end of phase one of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)
	Phase Two - 24 Months	Drill 1 exploration well	Nov 27, 2017 - Nov 27, 2019
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 12 Months	Complete additional seismic acquisition or reprocessing	Nov 27, 2019 - Nov 27, 2020
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 24 Months	Drill 1 exploration well	Nov 27, 2020 - Nov 27, 2022
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a Petroleum Production Licence with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

9.	Exploration and evaluation expenditures (continued)

Corentyne PA, Guyana (continued)

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $155,000,000 of recoverable contract costs brought forward from the original Corentyne licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PPL.

The Company had entered into a definitive rig agreement with Japan Drilling Co., Ltd. (“JDC”) (“Drilling Agreement”), and a rig sharing agreement (the “Rig Sharing Agreement”) with JDC and Teikoku Oil (Suriname) Co., Ltd. (“INPEX”) for the shared use of JDC’s HAKURYU-12 drilling rig (the “Rig”) in 2015. This Rig was intended to be used for the first commitment well that is required under the Corentyne PPL.

During the year ended December 31, 2015, the Company terminated these agreements. Total costs relating to termination of these contracts was $23,228,102 and has been recorded as exploration contract cancellation fees in the statement of comprehensive loss for the year ended December 31, 2015. The breakdown of the commitments is as follows:

Upon termination of the Drilling Agreement, the total amount payable to JDC is approximately $20.35 million (the “JDC Payable”). Pursuant to the terms of the definitive agreement entered into with JDC with an effective date of November 30, 2015, the JDC Payable was to be paid as follows: (i) $5.5 million payable in common shares; (ii) $500,000 on or before December 1, 2015; (iii) approximately $7.18 million on or before March 25, 2016; and (iv) approximately $7.18 million on or before June 15, 2016. The amounts payable are included in trade and other payables as at December 31, 2017 and December 31, 2016. During the year ended December 31, 2016, JDC was issued 16,522,500 common shares at a price of C$0.44 per share as per the terms of the definitive agreement resulting in JDC owning approximately 15% of the Company on a non-diluted basis. During the year ended December 31, 2016, the Company made a payment of $100,000 as part of the $500,000 payment due on December 1, 2015 with both parties agreeing to defer the remaining payment of $400,000 to March 25, 2016. Per the definitive agreement, the payments not paid in full, totaling $14.76 million, incur interest at a rate of 8% per annum.

Under the Rig Sharing Agreement, the Company owes approximately $2.9 million to INPEX for shared costs incurred in the utilization of the Rig. INPEX agreed to allow the Company to defer payment until December 1, 2015. This amount is included in trade and other payables as at December 31, 2017 and December 31, 2016. Per the Rig Sharing Agreement, since the amount was not paid in full by December 1, 2015, amounts outstanding shall accrue interest at a rate of Libor plus 7% per annum.

The Company is in continuous negotiations with INPEX and JDC with a view to determining how to address these significant payables.

Berbice PA, Guyana

The Company, through its 62% owned subsidiary ON Energy Inc., acquired the Berbice PA in October 2003. The Berbice PA was renewable for up to two three-year periods. Negotiations were underway for the Second Renewal period ending October 2013 to conduct an airborne geotechnical survey at a cost of less than $1,000,000.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

9.	Exploration and evaluation expenditures (continued)

Berbice PA, Guyana (continued)

On February 12, 2013, ON Energy Inc. entered into a new Berbice PA and PPL, which applies to the former Berbice licence and the former onshore portion of the Company’s original Corentyne Petroleum Agreement. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("Addendum II"). Under the terms of the Addendum II, the Company’s work commitments were modified. The table below outlines the commitments under the Addendum II:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 18 Months	Compile all relevant data, information and budgetary allocations for a geochemical survey and submit to the GGMC for approval	Feb 12, 2017 - Aug 12, 2018
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).
	Phase Two - 18 Months	(a) Complete a geochemical survey of a minimum 120 sq km (b) Commence a seismic program defined by the geochemical survey	Aug 12, 2018 - Feb 12, 2020
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 18 Months	Complete seismic program and all associated processing and interpretation	Feb 12, 2020 - Aug 12, 2021
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).
	Phase Two - 18 Months	Drill 1 exploration well	Aug 12, 2021 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $500,000 of recoverable costs brought forward from the original Berbice licence. This cost can be recovered against any future commercial production.

Annual rental fees of $25,000 and training fees of $25,000 are required to be paid under the PPL.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

9.	Exploration and evaluation expenditures (continued)

Demerara PA, Guyana

On February 12, 2013, the Company entered into the Demerara PA and PPL. The new PPL applies to the former offshore portion of the Annex PPL, which was a subset of the Company's original Corentyne Petroleum Agreement. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("Addendum III"). Under the terms of the Addendum III, the Company’s work commitments were modified and the Company relinquished 25% of the original contract area block. The table below outlines the commitments under the Addendum III:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Conduct additional data processing and planning for 1st exploration well (Conducted)	Feb 12, 2017 - Feb 12, 2018
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)
	Phase Two - 24 Months	Complete any additional processing and planning, and secure all regulatory approvals for the drilling of 1st exploration well	Feb 12, 2018 - Feb 12, 2020
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 12 Months	Drill 1 exploration well	Feb 12, 2020 - Feb 12, 2021
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 24 Months	Drill 1 exploration well	Feb 12, 2021 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $1,000,000 of recoverable contract costs brought forward from the original Annex licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PPL.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

9.	Exploration and evaluation expenditures (continued)

Demerara PA, Guyana (continued)

In September 2014, the Company entered into a contract with Prospector PTE. Ltd. (“Prospector”) to conduct a 3D seismic survey on the Company’s 100% owned Demerara Block as part of its commitments under the Demerara PA. The aggregate cost of this seismic survey was approximately $19 million with $7 million paid to Prospector by way of issuance of 15,534,310 common shares, $2.5 million paid in cash in 2014 and the remainder of approximately $9.5 million payable in cash twelve months after the conclusion of the seismic survey (December 2015), which is included in trade and other payables as at December 31, 2017 and December 31, 2016. Per the contract with Prospector, the amounts outstanding twelve months after the conclusion of the seismic survey shall accrue interest at a rate of 12% per annum. On October 3, 2016, the Company renegotiated the interest rate down from 12% per annum to 6% per annum and agreed to have Prospector complete the seismic processing of the seismic survey. In exchange, CGX has agreed to be responsible under certain circumstances to Prospector for up to a maximum of $500,000. The processing began in late 2016 and was substantially completed in 2017 and as a result, the Company has recorded a provision of $500,000 recorded in trade and others payables as at December 31, 2017.

The Company's exploration activities are subject to government laws and regulations, including tax laws and laws and regulations governing the protection of the environment. The Company believes that its operations comply in all material respects with all applicable past and present laws and regulations. The Company records provisions for any identified obligations, based on management's estimate at the time. Such estimates are, however, subject to changes in laws and regulations.

10.	Compensation of key management personnel and related party transactions

Under IFRS, parties are considered to be related if one party has the ability to “control” (financially or by share capital) the other party or have significant influence (management) on the other party in making financial, commercial and operational decisions.

In October 2014, the Company entered into a secured bridge loan agreement (the “C$ Bridge Loan”) with Frontera Energy Corporation (formerly Pacific Exploration and Production Corp.) (“Frontera”) in the aggregate principal amount of C$7,500,000 ($6,700,000). The C$ Bridge Loan was a non-revolving term facility. As at December 31, 2017, the Company has drawn upon all of the facility. The C$ Bridge Loan accrues interest at an annual rate of 5% per annum and was repayable in full, including all accrued interest, in October 2015.

The balances outstanding on the C$ Bridge Loan from related party as at December 31, 2017 and December 31, 2016 are as follows:

As at December 31,	2017	2016
Loan from related party	$6,920,571	$6,158,565
Accrued interest on loan from related party	66,362	59,054
Total loan from related party	$6,986,933	$6,217,619

The activity on the C$ Bridge Loan from related party for the year ended December 31, 2017 and the year ended December 31, 2016 is as follows:

	2017	2016
Opening balance at beginning of year	$6,217,619	$5,744,097
Loss on foreign exchange	447,889	173,303
Accrued interest on loan from related party	321,425	300,219
Total loan from related party	$6,986,933	$6,217,619

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

10.	Compensation of key management personnel and related party transactions (continued)

During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018. All other terms and conditions applicable to the C$ Bridge Loan remain the same.

In March 2016, the Company entered into a secured bridge loan agreement (the “Bridge Loan I”) with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan I was a non-revolving term facility. The Bridge Loan I accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in March 2017. As at December 31, 2017, the Company has drawn upon all of the facility. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018.

The balances outstanding on the Bridge Loan I from related party as at December 31, 2017 and 2016 are as follows:

As at December 31,	2017	2016
Loan from related party	$2,068,547	$2,068,547
Accrued interest on loan from related party	160,034	56,607
Total loan from related party	$2,228,581	$2,125,154

The activity on the Bridge Loan I from related party for the year ended December 31, 2017 and 2016 is as follows:

	2017	2016
Opening balance at beginning of year	$2,125,154	$-
Loan from related party	-	2,068,547
Accrued interest on loan from related party	103,427	56,607
Total loan from related party	$2,228,581	$2,125,154

In October 2016, the Company entered into a secured bridge loan agreement (the “Bridge Loan II”) with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan II is a non-revolving term facility. The Bridge Loan II accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in October 2017. As at December 31, 2017, the Company has drawn upon all of the facility. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018.

The balances outstanding on the Bridge Loan II from related party as at December 31, 2017 and 2016 are as follows:

As at December 31,	2017	2016
Loan from related party	$1,972,675	$1,001,642
Accrued interest on loan from related party	97,057	5,731
Total loan from related party	$2,069,732	$1,007,373

The activity on the Bridge Loan II from related party for the year ended December 31, 2017 and 2016 is as follows:

	2017	2016
Opening balance at beginning of year	$1,007,373	$-
Loan from related party	971,033	1,001,642
Accrued interest on loan from related party	91,326	5,731
Total loan from related party	$2,069,732	$1,007,373

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

10.	Compensation of key management personnel and related party transactions (continued)

In April 2017, the Company entered into a secured bridge loan agreement (the “Bridge Loan III”) with Frontera in the aggregate principal amount of up to $3,100,000. The Bridge Loan III is a non-revolving term facility. The Bridge Loan III accrues interest at an annual rate of 5% per annum and is repayable in full including all accrued interest on April 25, 2018. As at December 31, 2017, the Company has drawn upon all of the facility, including the extended amounts as agreed to with Frontera under amendments to the Bridge Loan III.

The balances outstanding on the Bridge Loan III from related party as at December 31, 2017 and 2016 are as follows:

As at December 31,	2017	2016
Loan from related party	$3,666,727	$-
Accrued interest on loan from related party	86,352	-
Total loan from related party	$3,753,079	$-

The activity on the Bridge Loan III from related party for the year ended December 31, 2017 and 2016 is as follows:

	2017	2016
Opening balance at beginning of year	$-	$-
Loan from related party	3,666,727	-
Accrued interest on loan from related party	86,352	-
Total loan from related party	$3,753,079	$-

Subsequent to December 31, 2017, the Company drew down an additional $1,942,000 under extended amounts as agreed to with Frontera under amendments to the Bridge Loan III.

The combined balances outstanding on the Bridge Loan I, Bridge Loan II, Bridge Loan III and C$ Bridge Loan from related party as at December 31, 2017 and 2016 are as follows:

As at December 31,	2017	2016
C$ Bridge Loan	$6,986,933	$6,217,619
Bridge Loan I	2,228,581	2,125,154
Bridge Loan II	2,069,732	1,007,373
Bridge Loan III	3,753,079	-
Total loans from related party	$15,038,325	$9,350,146

In November 2015, the Company entered into a convertible debenture (the “Debenture”) with Frontera in the aggregate principal amount of $1,500,000. The Debenture accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in November 2016. This Debenture was convertible into shares of the Company at the option of Frontera at any time prior to November 15, 2016 at a price of C$0.335, which has now lapsed. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018.

The debentures are classified as a liability, with the exception of the portion relating to the conversion feature, resulting in the carrying value of the debenture being less than face value. The discount was accreted over the term of the debenture utilizing the effective interest rate method at a 10% discount rate.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

10.	Compensation of key management personnel and related party transactions (continued)

The balances outstanding on the Debenture from related party as at December 31, 2017 and 2016 are as follows:

As at December 31,	2017	2016
Debenture from related party	$1,653,750	$1,575,000
Accrued interest on Debenture from related party	10,647	10,140
Total loan from related party	$1,664,397	$1,585,140

The activity on the Debenture from related party for the year ended December 31, 2017 and 2016 is as follows:

	2017	2016
Opening balance at beginning of year	$1,585,140	$1,442,470
Amortization of transaction costs and conversion feature	-	66,956
Accrued interest on loan from related party	79,257	75,714
Total loan from related party	$1,664,397	$1,585,140

The C$ Bridge Loan, Bridge Loan I, Bridge Loan II, Bridge Loan III and Debenture (the “Frontera Loans”) are secured by a pledge of the shares in the Company’s wholly owned subsidiaries – CGX Resources, GCIE Holdings Limited (“GCIE”) and CGX Energy Management Corp. (“CGMC”). In addition, during the year ended December 31, 2017, GCIE and CGMC signed a guarantee with Frontera for the Frontera Loans.

The following sets out the details of the Company’s related party transactions:

•

The Company has a cost sharing agreement among Frontera and Gran Colombia Gold Corp. effective May 1, 2013 (the “Cost Sharing Agreement”). The Cost Sharing Agreement sets out the terms and allocation of certain shared general and administrative costs, such as rent, utilities and other office administrative expenses. In addition, during the year ended December 31, 2017, the Company entered into a technical service agreement with Frontera whereby Frontera will provide geological and geophysical consulting to the Company. In accordance with the terms of these agreements, the Company recognized an expense of C$Nil (2016 - C$72,000) for the year ended December 31, 2017 and capitalized $103,000 (2016 - $Nil) to exploration and evaluation expenditures, of which $240,000 (2016 - $84,000) was included in trade and other payables as at December 31, 2017. As at December 31, 2017, Frontera owns approximately 45.6% of the common shares of the Company and up to November 30, 2016 had several common directors.

•

During the year ended December 31, 2017, the Company entered into an exclusivity agreement with Frontera, whereby the Company will negotiate in good faith exclusively with Frontera in respect of completing either a restructuring transaction and/or financing transaction until December 31, 2018 (“Exclusivity Period”). If during the Exclusivity Period or during the six months following the end of the Exclusivity Period the Company enters into an alternative transaction, Frontera will be given 5 days to match any alternative transaction. In the event that Frontera does not match the alternative transaction, the Company will pay to Frontera a $5,000,000 work fee, in consideration for the substantial time, effort and expenses that Frontera has undertaken and will undertake in connection with the pursuit of a proposed transaction. As no transaction has occurred as at December 31, 2017, no amount has been recorded in these financial statements related to this contingent payment.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

10.	Compensation of key management personnel and related party transactions (continued)

Key management includes the Company's directors, officers and any employees with authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management included:

Year ended December 31,	2017	2016
Short-term employee benefits	$1,259,000	$889,000
Share based payments	49,000	-
Total compensation paid to key management	$1,308,000	$889,000

At December 31, 2017, included in trade and other payables is $88,000 (2016 - $150,000) due as a result of deferred payment of directors’ fees. These amounts are unsecured, non-interest bearing and due on demand.

11.	Trade and other payables

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and amounts payable for operating and financing activities. The usual credit period taken for trade purchases is between 30 to 90 days. The following is an aged analysis of the trade and other payables:

As at December 31,	2017	2016
Less than one month, accruals and accrued interest	$4,852,707	$2,375,679
One month to three months	9,478	220,822
Over three months	27,428,176	27,773,665
Total trade and other payables	$32,290,361	$30,370,165

12.	Warrant Liability

As at December 31, 2017 and 2016, the warrant liability was comprised of the following:

As at December 31,	2017	2016
Warrant liability	$-	$-

Each warrant entitles the holder to purchase a common share at C$1.70 until April 26, 2018. The Company recorded the warrants issued as a derivative liability due to their exercise price being denominated in a currency other than the Company’s US dollar functional currency.

The warrant liability was re-valued at the end of the reporting period with the change in fair value of the warrant liability recorded as a gain or loss in the Company’s Consolidated Statements of Loss. The warrant liability was accounted for at its fair value as follows:

For the year ended December 31,	2017	2016
Warrant liability, beginning of year	$-	$100,000
Change in fair value	-	(100,000)
Warrant liability, end of year	$-	$-

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

12.	Warrant Liability (continued)

The Company utilized the Black-Scholes valuation model to estimate the fair value of the warrants at December 31, 2017 and 2016 using the following assumptions:

	December 31, 2017	December 31, 2016
Number of warrants outstanding	37,008,900	37,008,900
Exercise price	C$1.70	C$1.70
Risk-free interest rate	1.06%	0.63%
Expected life (years)	0.3	1.3
Expected volatility	83%	84%
Expected dividends	-	-
Dilution factor	25%	25%
Fair value of warrants	$-	$-

Volatility for these warrants has been calculated using the historical volatility of the Company.

13.	Capital stock

Share Capital

The Company is authorized to issue an unlimited number of common shares without par value. Changes in the issued and outstanding common shares are as follows:

	Number of Shares	$
Balance at December 31, 2015	93,865,533	252,364,691
Issued for contract cancellation fees	16,522,500	5,500,000
Balance at December 31, 2017 and 2016	110,388,033	257,864,691

2016

On January 11, 2016, as part of the definitive agreement with JDC, 16,522,500 common shares were issued to settle $5,500,000 of the amounts owing under the agreement (See note 9).

Common Share Purchase Warrants

The exercise price and expiry date of the warrants outstanding at December 31, 2017 are as follows:

Warrants	Exercise Price	Expiry Date
37,008,900	C$1.70	April 26, 2018

There was no activity on the warrants during the years ended December 31, 2017 and 2016.

Stock Options

The Company established a share option plan to provide additional incentive to its directors, officers, employees and consultants for their efforts on behalf of the Company in the conduct of its affairs. The maximum number of common shares reserved for issuance under the share option plan comprising part of the share incentive plan may not exceed 10% of the number of common shares outstanding. Under the terms of the plan, all options vest immediately, unless otherwise specified. All options granted under the plan expire no later than the tenth anniversary of the grant date. As at December 31, 2017, the Company had 6,868,803 (2016 – 7,003,803) options available for issuance under the plan.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

13.	Capital stock (continued)

Stock Options (continued)

Changes in the number of stock options outstanding are as follows:

As at December 31,	2017		2016
	Weighted		Weighted
	Average Exercise	No. of	Average Exercise	No. of
	Price ($)	Options	Price $)	Options
Outstanding at beginning of year	0.57	4,035,000	0.57	8,545,000
Transactions during the year:
Granted	0.07	1,095,000	-	-
Expired/Forfeited	0.72	(960,000)	0.61	(4,510,000)
Outstanding/Exercisable at end of year	0.40	4,170,000	0.57	4,035,000

The following table provides additional outstanding stock option information as at December 31, 2017:

	No. of Options	Weighted Average	Weighted Average
Exercise	Outstanding and	Remaining	Exercise
Price	Exercisable	Life (Years)	Price
$ 0.07	1,000,000	4.34	$0.07
$ 0.26	560,000	1.97	$0.26
$ 0.55	2,920,000	0.63	$0.55
$ 0.07 - $0.55	4,170,000	1.67	$0.40

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the share based compensation for the stock options granted and/or vested during the year ended December 31, 2017:

	January 25,	May 3,
	2017	2017	Totals
Number of options granted	95,000	1,000,000	1,095,000
Exercise price	C$0.135	C$0.085
Risk-free interest rate	1.17%	0.96%
Expected life (years)	5.0	5.0
Expected volatility	112.38%	109.34%
Expected dividends and forfeiture rate	-	-
Vesting	immediately	immediately
Fair value of grant	$8,000	$49,000	$57,000
Share based compensation	$8,000	$49,000	$57,000

Volatility for all option grants has been calculated using the Company’s historical information.

The weighted average grant-date fair value of options granted during the year ended December 31, 2017 was $0.05 (2016 – $Nil) per option issued.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

14.	Reserve for share based payments

A summary of the changes in the Company’s reserve for share based payments for the years ended December 31, 2017 and 2016 is set out below:

	December 31, 2017	December 31, 2016
Balance at beginning of year	$21,651,131	$27,151,131
Share based payments (note 13)	57,000	-
Shares issued for exploration contract cancellation fees (note 9)	-	(5,500,000)
Balance at end of year	$21,708,131	$21,651,131

15.	Income Tax

The following table reconciles the income tax provision from the expected amount based on statutory rates to the amount reported:

	2017	2016
	$	$
Loss before income tax	(5,707,590)	(5,017,941)
Combined statutory rate	26.50%	26.50%
Estimated income tax expense	(1,514,000)	(1,331,000)

Difference between Canadian and foreign tax rates	619,000	596,000
Difference between current and deferred tax and foreign exchange rates	(363,000)	(284,000)
Gain on revaluation of warrant liability	-	(27,000)
Other permanent differences	135,000	50,000
Deferred tax assets not recognized	1,123,000	996,000
Deferred income tax recovery	-	-

The Canadian statutory income tax rate of 26.5% (2016 - 26.5%) is comprised of the federal income tax rate of approximately 15.0% (2016 – 15.0%) and the provincial income tax rate of approximately 11.5% (2016 – 11.5%) .. The United States income tax rate is approximately 21% (2016 - 34%). The Guyanese income tax rate is approximately 35% (2016 - 35%).

Deferred Income Tax Recoverable

The primary differences which give rise to the deferred income tax recoveries at December 31, 2017 and 2016 are as follows:

	2017	2016
Deferred income tax assets	$	$
Temporary differences	105,000	171,000
Losses carried forward	11,910,000	10,721,000
	12,015,000	10,892,000
Less : deferred tax assets not recognized	(12,015,000)	(10,892,000)
Net deferred income tax assets	-	-

Deferred tax liabilities
Deferred income tax liabilities	-	-
Net deferred income tax assets	-	-

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

15.	Income Tax (continued)

As at December 31, 2017, the Company had Canadian capital losses of C$26,000 (2016 - C$26,000). These tax benefits have not been recognized in the accounts and are available to carry forward indefinitely.

As at December 31, 2017, the Company had United States non-capital loss carry-forwards of $2,783,000 (2016 - $2,656,000). Of these tax benefits, which have not been recognized in the accounts, $492,000 expire in 2032, $704,000 expire in 2033, $594,000 expire in 2034, $508,000 expire in 2035, $359,000 expire in 2036 and $126,000 expire in 2037.

As at December 31, 2017, the Company had Canadian non-capital loss carry-forwards of C$53,608,000 (2016 - C$49,730,000) expiring as follows:

December 31,	C$
2026	1,043,000
2027	948,000
2029	3,396,000
2030	4,566,000
2031	5,028,000
2032	9,597,000
2033	9,300,000
2034	6,964,000
2035	5,220,000
2036	3,668,000
2037	3,878,000
53,608,000

16.	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of petroleum and natural gas properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and will be required to raise additional funding. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the years ended December 31, 2017 and 2016.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the TSX Venture Exchange (“TSXV”) which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 6 months. As of December 31, 2017 and the date of these financial statements, the Company may not be compliant with the policies of the TSXV. The impact of this violation is not known and is ultimately dependent on the discretion of the TSXV.

The Company considers its capital to be equity, which is comprised of share capital, reserve accounts, deficit, Debentures from related party and loans from related party, which as at December 31, 2017 totaled $739,832 (2016 – $622,986).

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

16.	Capital management (continued)

The Company invests all capital that is surplus to its immediate operational needs in short-term, liquid and highly rated financial instruments, such as cash, short-term guarantee deposits, all held with major Canadian financial institutions and Canadian or United States government treasury bills.

Management plans to secure any necessary future financing through a combination of the issuance of new equity, debt instruments or the sale of Company assets. There is no assurance, however, that these initiatives will be successful.

17.	Segmented information

Operating Segments

At December 31, 2017, the Company’s operations comprised a single reporting operating segment engaged in petroleum and natural gas exploration in Guyana. The Company’s corporate division only earns revenues that are considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 ‘Operating Segments’.

As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent operating segment amounts.

Geographic Segments

The Company currently has one reportable segment as at December 31, 2017, being the exploration, development and production of petroleum and natural gas in Guyana.

The following is a detailed breakdown of the Company’s assets by geographical location:

As at December 31,	2017	2016
Identifiable assets
Canada	486,524	592,451
Guyana	32,543,669	30,400,610
	33,030,193	30,993,151

18.	Commitments and contingencies

The Company is party to three separate written management agreements with certain senior officers of the Company. The three contracts currently require a total payment of up to $1,888,000 be made upon the occurrence of certain events such as termination and change in control. As the likelihood of these events taking place was not determinable as at December 31, 2017, the contingent payments have not been reflected in these consolidated financial statements.

Subsequent to December 31, 2017, the Company agreed to make a payment under one of these contracts. The Company agreed to the termination payment of $700,000 and settled this amount by paying $525,000 and recording a liability of $175,000 to be settled in common shares of the Company in the same manner and on the same basis as other debt is ultimately settled for equity under any restructuring.

19.	Subsequent events

Subsequent to December 31, 2017, 800,000 stock options exercisable at C$0.69 and 100,000 stock options exercisable at C$0.32 were forfeited and cancelled.

CGX Energy Inc.
Notes to the Consolidated Financial Statements – (US$’s)
For the Years Ended December 31, 2017 and 2016

19.	Subsequent events (continued)

On April 5th, 2018, in an effort to meet its working capital requirements to July 2018, the Company and Frontera entered into a non-binding letter of intent for an additional amount available of $8,530,867 under the Bridge Loan III, of which $3,891,600 is available immediately. The receipt of the funds from the additional amounts under the Bridge Loan III is contingent on the completion of certain events, including but not limited to the signing of a definitive agreement and if required, the receipt of any necessary regulatory approval.